UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2010

TRANSCEND SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18217	33-0378756
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

One Glenlake Parkway, Suite 1325, Atlanta, GA 30328

(Address of principal executive offices, including zip code)

(678) 808-0600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On April 8, 2010, Transcend Services, Inc. (the “Company”) and its subsidiary, Medical Dictation Services, Inc. (“MDSI”) entered into a commitment letter (the “Commitment Letter”) for a senior secured credit facility in an aggregate principal amount of up to $65,000,000 with Regions Business Capital, Regions Capital Markets and Regions Bank (collectively, “Regions”). The credit facility will consist of a $20,000,000, four-year revolving credit facility and a $45,000,000, four-year term loan facility. The Company and MDSI are both “Borrowers” under the Commitment Letter.

Under the terms of the Commitment Letter, Regions agreed to: (i) serve as the sole and exclusive administrative agent for the credit facility; (ii) provide a commitment to lend all of the credit facility; and (iii) serve as sole lead arranger and book runner for the credit facility, and in such capacities to form a syndicate of financial institutions reasonably acceptable to the Borrowers for the credit facility.

The principal terms and conditions of the credit facility to be provided by the Commitment Letter include representations and warranties, as well as affirmative, reporting and negative covenants customary for financings of this type. Among other things, the credit facility would place restrictions on the Borrowers incurring certain additional debt, having certain liens on their property, paying dividends and making distributions, and entering into specified transactions with affiliates. The terms of the credit facility would also require the Company to maintain a specified minimum fixed charge coverage ratio, total leverage ratio, and net worth, each as defined in the Commitment Letter. The conditions precedent for the undertakings and obligations of Regions under the Commitment Letter include the Company being the successful bidder in the auction described below.

The Company intends to use part of the proceeds from the credit facility to fund its bid for substantially all of the assets of Spheris, Inc. (“Spheris”) and the stock of its subsidiary, Spheris India Private Limited (“Spheris India”). Spheris declared bankruptcy under Chapter 11 and an auction under Section 363 of the United States Bankruptcy Code will be held for substantially all of the assets of Spheris and the stock of Spheris India, subject to the terms of a stock and asset purchase agreement. The United States Bankruptcy Court for the District of Delaware established a bid process whereby interested parties, including the Company, submitted qualified bids on April 8, 2010. All qualified bidders will be able to participate in the auction to be held on April 13, 2010. On April 8, 2010, the Company submitted a bid of $78.25 million to acquire substantially all of the assets of Spheris and the stock of Spheris India. If the Company is the successful bidder in the auction, the Company anticipates that the ensuing transaction will close by mid- to late-April.

This Current Report on Form 8-K contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations, anticipations or beliefs about future events, including the auction of substantially all of the assets of Spheris and the stock of Spheris India and the financing contemplated by the Commitment Letter. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements made under the provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors. Factors that might cause or contribute to such differences include, but are not limited to, the Company being the successful bidder in the auction of substantially all of the assets of Spheris and the stock of Spheris India, the Company receiving the financing contemplated by the Commitment Letter, the Company closing the Spheris transaction if it is the successful bidder in the auction and the risk factors detailed in our periodic, quarterly and annual reports on Forms 8-K, 10-Q and 10-K that we file with the Securities Exchange Commission (“SEC”) from time to time. Our SEC filings are available from us and are also available at the SEC’s website at http://www.sec.gov. In addition, factors that we are not currently aware of could harm our future operating results and financial condition. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Current Report on Form 8-K. The Company undertakes no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this filing, except as required by law.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press Release of Transcend Services, Inc. dated April 8, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Transcend Services, Inc.

Date: April 13, 2010	/s/ Lance Cornell
Lance Cornell
Chief Financial Officer
(Principal Financial Officer)